As filed with the Securities and Exchange Commission on August 17, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VIVMARK RESIDENTIAL
(Exact name of registrant as specified in its charter)

Maryland	13-3675988
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Two North Riverside Plaza, Suite 400
Chicago, Illinois 60606

4040 Wilson Blvd., Suite 1000
Arlington, Virginia 22203

(312) 474-1300 or (703) 329-6300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

AvalonBay Communities, Inc. 2026 Equity Incentive Plan
AvalonBay Communities, Inc. Second Amended and Restated 2009 Equity Incentive Plan
AvalonBay Communities, Inc. Deferred Compensation Plan
(Full title of the plans)

Benjamin W. Schall
President and Chief Executive Officer
Two North Riverside Plaza, Suite 400
Chicago, Illinois 60606
(312) 474-1300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Brooke R. Kerendian
DLA Piper LLP (US)
444 West Lake Street, Suite 900
Chicago, Illinois 60606
Telephone: (312) 368-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

VIVMARK RESIDENTIAL
REGISTRATION STATEMENT ON FORM S-8

Vivmark Residential, formerly known as Equity Residential (the “Company” or the “Registrant”), is filing this Registration Statement on Form S-8 relating to the Company’s common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), that may be issued pursuant to certain equity awards outstanding under the AvalonBay Communities, Inc. Second Amended and Restated 2009 Equity Incentive Plan (the “2009 Plan”) and the AvalonBay Communities, Inc. 2026 Equity Incentive Plan (the “2026 Plan”), and securities representing obligations of the Company to pay deferred compensation under the AvalonBay Communities, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”, and together with the 2009 Plan and the 2026 Plan, the “Plans”).

On May 20, 2026, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AvalonBay Communities, Inc. (“AvalonBay”), ERP Operating Limited Partnership (the “Operating Partnership”) and Canopy Merger Sub LLC. On August 17, 2026 (the “Effective Time”), the Company completed the transactions contemplated by the Merger Agreement.

In connection with and upon the consummation of the transactions contemplated by the Merger Agreement and in accordance with the Merger Agreement, the Plans were assumed by the Registrant. This Registration Statement is being filed by the Company to register (i) 2,381,150 Common Shares, which may be issuable upon the vesting or settlement of certain outstanding equity awards granted under the 2009 Plan, which were assumed by the Company and converted into equity awards pursuant to the Merger Agreement, (ii) 34,714 Common Shares, which may be issuable upon the vesting or settlement of certain outstanding equity awards granted under the 2026 Plan, which were assumed by the Company and converted into equity awards pursuant to the Merger Agreement, (iii) 2,250,000 Common Shares, which may be issuable pursuant to equity awards to be granted after the date hereof to eligible individuals (which shall exclude individuals who were employed by the Company and its subsidiaries prior to the Effective Time) from the share reserve remaining, as of the Effective Time, under the 2026 Plan (as adjusted to reflect the transactions contemplated under the Merger Agreement) assumed by the Company in connection with the transactions contemplated under the Merger Agreement and (iv) securities representing obligations (the “Obligations”) of the Company to pay deferred compensation of $20,000,000 in the future according to the terms of the Deferred Compensation Plan, as in effect on the date of this Registration Statement.

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Common Shares that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction that results in an increase in the number of outstanding Common Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.
Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to employees, officers, trustees or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2.
Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to employees, officers, trustees or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The document(s) containing the information specified in this Part I, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written request to: Vivmark Residential – Investor Relations, Two North Riverside Plaza, Suite 500, Chicago, Illinois 60606, (888) 879-6356.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.
Incorporation of Documents by Reference.

The Company incorporates by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold (such documents, and the documents listed below, being hereinafter referred to as “Incorporated Documents”):

1.
Annual Report of the Company and the Operating Partnership on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 13, 2026;

2.
The information specifically incorporated by reference into the Annual Report on Form 10-K for the fiscal year ended December 31, 2025, from the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on April 14, 2026;

3.
Quarterly Reports of the Company and the Operating Partnership on Form 10-Q for the quarters ended March 31, 2026 and June 30, 2026, filed with the Commission on April 30, 2026 and July 30, 2026, respectively;

4.
Current Reports of the Company on Form 8-K (to the extent filed and not furnished), filed with the SEC on May 21, 2026, June 8, 2026, June 22, 2026, July 31, 2026, July 31, 2026, August 6, 2026, August 12, 2026, August 17, 2026 and August 17, 2026;

5.
Current Reports of the Operating Partnership on Form 8-K (to the extent filed and not furnished), filed with the SEC on May 21, 2026, June 8, 2026, July 31, 2026, August 6, 2026, August 17, 2026 and August 17, 2026;

6.
Description of the Registrant’s Common Shares contained in its registration statement on Form 8-A/A dated August 10, 1993, and as amended by any amendment or report filed for purposes of updating that description.

The Company is only incorporating certain portions of its definitive proxy statement on Schedule 14A for its 2026 annual meeting of shareholders as described above and is not incorporating by reference (i) any document or information deemed to be furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K or (ii) any Form SD, that, in either case, the Company may file or furnish with the Commission, unless otherwise specified in such current report or in such form. The documents listed above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Company’s and the Operating Partnership’s Annual Report on Form 10-K covering such year shall cease to be Incorporated Documents or be incorporated by reference in this Registration Statement from and after the filing of such Annual Reports.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement. Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.
Description of Securities.

(a)
Common Shares.  Not applicable.

(b)
Deferred Compensation Obligations.

The securities being registered pursuant to the Deferred Compensation Plan represent the Obligations of the Registrant to pay deferred compensation in the future according to the terms of the Deferred Compensation Plan.

Under the Deferred Compensation Plan, certain management and highly compensated employees of the Company (each a “Participant”) have the opportunity to defer a specified percentage of their compensation. The Deferred Compensation Plan does not provide for any fixed or guaranteed rate of return on compensation deferred by Participants. The Company does not guarantee the performance of any of the investment measurement options available to Participants under the Deferred Compensation Plan, nor does it guarantee any minimum return or payments to any Participant, which may be more or less than the amount(s) of compensation that a Participant elected to defer.

Amounts credited (or charged) to a Participant’s account are credited (or charged) with notional earnings (or losses) based on the performance of investment measurement options under the Deferred Compensation Plan. A Participant’s account may also be debited based on its proportionate share of the Deferred Compensation Plan’s administrative expenses.

Subject to the terms of the Deferred Compensation Plan, the Obligations are generally payable in a lump sum payment, or in annual installments over specified periods, as permitted by the terms of the Deferred Compensation Plan, upon the termination of the Participant’s employment with the Company, death of the Participant, retirement of the Participant from the Company, or pursuant to certain Participant elections with respect to short-term payouts during employment from in-service distribution accounts. The Deferred Compensation Plan also permits payouts in the event of certain unforeseeable financial emergencies if approved by the committee administering the Deferred Compensation Plan.

The Obligations are unsecured general obligations of the Company and rank pari passu with other unsecured and unsubordinated indebtedness of the Company. Except as expressly permitted by the terms of the Deferred Compensation Plan, the Obligations may not be sold, assigned, pledged, mortgaged, hypothecated, alienated, encumbered or in any way transferred or conveyed in advance of receipt.

There is no trading market for the Obligations. The Obligations are not convertible into any other security of the Company.

The Company may amend or modify the Deferred Compensation Plan at any time and for any reason. No amendment or modification will decrease or restrict the value of the Obligations in existence at the time the amendment or modification is made. The amendment or modification of the Deferred Compensation Plan shall not affect the right of any Participant who, as of the date of the amendment or modification, has become entitled to the payment of benefits under the Deferred Compensation Plan to receive such payment.

The Company may also terminate the Deferred Compensation Plan at any time and for any reason. Upon the termination of the Deferred Compensation Plan, distributions shall be made to Participants in the normal course, but the Company may accelerate distributions to the extent permitted by applicable law. The termination of the Deferred Compensation Plan will not adversely affect the right of a Participant who has become entitled to benefits under the Deferred Compensation Plan; provided, however, that the Company has the right to accelerate installment payments without a premium or prepayment penalty by paying the Obligation in a lump sum and without any liability on account of adverse tax consequences from an early or accelerated payment.

The description of the Deferred Compensation Plan in this Item 4 is a summary only and is qualified in its entirety by reference to the Deferred Compensation Plan documents filed as exhibits to this Registration Statement.

Item 5.
Interests of Named Experts and Counsel.

Not applicable.

Item 6.
Indemnification of Trustees and Officers.

Under Maryland law, a real estate investment trust formed in Maryland is permitted to eliminate, by provision in its Declaration of Trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. The Registrant’s Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by Maryland law.

To the maximum extent permitted by Maryland law in effect from time to time, the Registrant’s bylaws require the Registrant to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse, reasonable expenses in advance of final disposition of a proceeding to (a) any individual (including the individual’s spouse, children, heirs, estate, executors, or personal or legal representatives for claims arising out of the status of such spouse, children, heirs, estate, executors or personal or legal representatives of such individual (collectively, the “Other Individuals”)) who is a present or former trustee or officer of the Registrant and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual (including Other Individuals) who, while a trustee or officer of the Registrant and at the request of the Registrant, serves or has served as a trustee, director, officer, member, manager or partner of another real estate investment trust, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The Registrant may, with the approval of its Board of Trustees, provide such indemnification and advance for expenses to an individual (including Other Individuals) who served a predecessor of the Registrant in any of the capacities described in (a) or (b) above and to any employee or agent of the Registrant or a predecessor of the Registrant. The indemnification and payment or reimbursement of expenses shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

No amendment or repeal of the Registrant’s bylaws or Declaration of Trust inconsistent with the foregoing right to indemnification, nor the adoption or amendment of any other provision of the bylaws or Declaration of Trust inconsistent with the foregoing right to indemnification, shall apply to or affect in any respect the applicability of the foregoing indemnification rights with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. Any indemnification or payment or reimbursement of the expenses permitted by the Registrant’s bylaws shall be furnished in accordance with the procedures provided for indemnification or payment or reimbursement of expenses, as the case may be, under Section 2-418 of the Maryland General Corporation Law (the “MGCL”) for directors of Maryland corporations. The Registrant may provide to trustees and officers such other and further indemnification or payment or reimbursement of expenses, as the case may be, to the fullest extent permitted by the MGCL, as in effect from time to time, for directors of Maryland corporations.

The Registrant has entered into indemnification agreements with each of its trustees and executive officers. The indemnification agreements require, among other things, that the Registrant indemnify its trustees and executive officers to the fullest extent permitted by law and advance to the trustees and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Registrant must also indemnify and advance all expenses incurred by trustees and executive officers seeking to enforce their rights under the indemnification agreements and may cover trustees and executive officers under the Registrant’s trustees and officers’ liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, as a traditional form of contract it may provide greater assurance to trustees and executive officers that indemnification will be available.

The partnership agreements of the Operating Partnership and, from time to time, certain of its subsidiaries also provide for indemnification of the Registrant and its officers and trustees to the same extent that indemnification is provided to officers and trustees of the Registrant in its Declaration of Trust, and limit the liability of the Registrant and its officers and trustees to the Operating Partnership and such subsidiaries and their respective partners to the same extent that the liability of the officers and trustees of the Registrant to the Registrant and its shareholders is limited under the Registrant’s Declaration of Trust.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees and officers of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Item 7.
Exemption from Registration Claimed.

Not applicable.

Item 8.
Exhibits.

Exhibit No.	Description

4.1
Articles of Restatement of Declaration of Trust of Vivmark Residential (formerly known as Equity Residential), dated December 9, 2004 (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 14, 2005).

4.2*	Articles of Amendment of Declaration of Trust of Vivmark Residential, dated August 17, 2026.

4.3*	Tenth Amended and Restated Bylaws of Vivmark Residential.

4.4*	AvalonBay Communities, Inc. 2026 Equity Incentive Plan.

4.5*	AvalonBay Communities, Inc. Second Amended and Restated 2009 Equity Incentive Plan.

4.6*	Amended and Restated AvalonBay Communities, Inc. Deferred Compensation Plan, effective as of January 1, 2011.

4.7*	First Amendment to Amended and Restated AvalonBay Communities, Inc. Deferred Compensation Plan, effective as of November 7, 2011.

4.8*	Second Amendment to Amended and Restated AvalonBay Communities, Inc. Deferred Compensation Plan, effective as of November 15, 2012.

5.1*	Opinion of DLA Piper LLP (US).

23.1*	Consent of DLA Piper LLP (US) (contained in Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (as to the Registrant and ERP Operating Limited Partnership).

23.3*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm (as to AvalonBay Communities, Inc.).

24.1*	Power of Attorney (contained on signature page).

107*	Filing Fee Table.

*Filed herewith.

Item 9.
Undertakings.

1.
The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a trustee, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 17th day of August, 2026.

Vivmark Residential

By:	/s/ Benjamin W. Schall
Name:	Benjamin W. Schall
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below. Each of the trustees and/or officers of the Registrant whose signature appears below hereby appoints Benjamin W. Schall, Kevin P. O’Shea and Scott J. Fenster, and each of them severally, as his or her attorney-in-fact to date and file with the Securities and Exchange Commission this Registration Statement on Form S-8, and to sign, date and file any and all amendments and post-effective amendments to this Registration Statement, in each case on his or her behalf, in any and all capacities stated below, as appropriate, in such forms as they or any one of them may approve, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done to the end that such Registration Statement or Registration Statements shall comply with the Securities Act of 1933, as amended, and the applicable Rules and Regulations adopted or issued pursuant thereto, as fully and to all intents and purposes as he or she might or could do in person, and generally to do all such things on their behalf in their capacities as officers and trustees to enable the Registrant to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

Signature	Title	Date

/s/ Benjamin W. Schall	President, Chief Executive Officer and Trustee (Principal Executive Officer)	August 17, 2026
Benjamin W. Schall

/s/ Kevin P. O’Shea	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 17, 2026
Kevin P. O’Shea

/s/ Sean Willson	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	August 17, 2026
Sean Willson

/s/ Stephen E. Sterrett	Chairman of the Board of Trustees	August 17, 2026
Stephen E. Sterrett

/s/ Angela M. Aman	Trustee	August 17, 2026
Angela M. Aman

/s/ Terry S. Brown	Trustee	August 17, 2026
Terry S. Brown

/s/ Chris Carr	Trustee	August 17, 2026
Chris Carr

/s/ Conor C. Flynn	Trustee	August 17, 2026
Conor C. Flynn

/s/ Mary Kay Haben	Trustee	August 17, 2026
Mary Kay Haben

/s/ Ann C. Hoff	Trustee	August 17, 2026
Ann C. Hoff

/s/ Christopher B. Howard	Trustee	August 17, 2026
Christopher B. Howard

/s/ Nina P. Jones	Trustee	August 17, 2026
Nina P. Jones

/s/ Charles E. Mueller Jr.	Trustee	August 17, 2026
Charles E. Mueller Jr.

/s/ Timothy J. Naughton	Trustee	August 17, 2026
Timothy J. Naughton

/s/ David J. Neithercut	Trustee	August 17, 2026
David J. Neithercut

/s/ Susan Swanezy	Trustee	August 17, 2026
Susan Swanezy